UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2019

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York		10523
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01/share	PRTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2019, Party City Holdco Inc. (the “Company”) announced that Brad Weston, age 54, will be joining the Company as President of the Company and the Chief Executive Officer of Party City Retail Group, effective July 25, 2019.

Mr. Weston most recently served as the president and chief executive officer of Petco Holdings Inc. (“Petco”) from January 2017 through June 2018. Previously, he served in a number of other roles at Petco, holding the position of president and chief merchandising officer from June 2015 to January 2018 and earlier as executive vice president and chief merchandising officer from 2012 through June 2015. Prior to joining Petco, Mr. Weston spent five years in a variety of roles at Dick’s Sporting Goods, most recently as chief merchandising officer. Mr. Weston started his career at May Department Stores, where he held numerous roles of increasing responsibility from 1988 through 2006. Mr. Weston currently serves on the board of directors of Boot Barn Holdings, Inc. and the National Retail Federation. Mr. Weston holds a bachelor of science degree in business administration from the University of California, Berkeley.

In connection with Mr. Weston’s employment, the Company expects to enter into an employment agreement (the “Agreement”) with Mr. Weston governing the terms of his employment. The agreement will be effective as of July 25, 2019 (the “Effective Date”) and runs through December 31, 2022 unless terminated sooner pursuant to the terms of the Agreement. Under the Agreement, Mr. Weston will receive an initial base salary of $900,000 per year and is eligible for an annual bonus target of 100% of his base salary. In addition, pursuant to the terms of the Agreement, on the Effective Date the Company will grant Mr. Weston an award of options to purchase 300,000 shares of the Company’s common stock. The options will be eligible to vest as to 33% of the shares on each of the first three anniversaries of the Effective Date. Vesting of the award is subject to Mr. Weston’s continued service with the Company through the relevant date. Pursuant to the Agreement, Mr. Weston will also be entitled to certain relocation benefits and a car allowance.

In the event that Mr. Weston’s employment is terminated by the Company without cause or he quits for good reason not in connection with a change in control, subject to his execution of a general release, he will receive 18 months’ base salary (24 months’ base salary if he is then serving as Chief Executive Officer of the Company), a pro rata annual bonus for the year of termination based on actual performance, and his sign-on options will accelerate by 18 months (24 months’ annual base salary if he is then serving as Chief Executive Officer of the Company). In the event Mr. Weston’s employment is terminated by the Company without cause or he quits for good reason within the period that begins six months prior to a change in control and ends 24 months following a change in control, he will be entitled to two times’ the sum of his annual base salary plus his target annual bonus, a pro rata annual bonus for the year of termination based on actual performance, subsidized COBRA benefits for 24 months, full vesting of his sign-on options and any other time-based equity awards he may then hold, and his performance-based equity awards will generally be treated as earned at target levels and will vest pro-rata based on how much of the performance period has elapsed prior to the termination of employment. Mr. Weston will be bound by non-competition, non-solicitation and confidentiality provisions under the Agreement.

Item 7.01.	Regulation FD Disclosure.

A copy of the Company’s press release announcing Mr. Weston’s appointment is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

99.1	Press Release, dated July 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: July 17, 2019	By:	/s/ Michael Correale
Michael Correale
Interim Chief Financial Officer